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                                                                      Exhibit 11

                              POLYMER GROUP, INC.

                       COMPUTATION OF EARNINGS PER SHARE
                     (In Thousands, Except Per Share Data)

                                              Three Months
                                                 Ended        Six Months Ended
                                            ----------------- -----------------
                                            June 30,  July 1, June 30,  July 1,
                                              2001     2000     2001     2000
                                            --------  ------- --------  -------
Basic:
  Net income (loss)........................ $(13,035) $ 1,420 $(31,619) $ 3,557
  Average common shares outstanding........   32,004   32,004   32,004   32,003
  Net income (loss) per common share--
   basic................................... $  (0.41) $  0.04 $  (0.99) $  0.11
Diluted:
  Net income (loss)........................ $(13,035) $ 1,420 $(31,619) $ 3,557
  Average common shares outstanding........   32,004   32,004   32,004   32,076
  Net income (loss) per common share--
   diluted................................. $  (0.41) $  0.04 $  (0.99) $  0.11
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